Exhibit 99.2

PRESS RELEASE

Date:	May 4, 2018

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	David W. Heeter
(765) 747-2800

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – May 4, 2018 – MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its nineteenth annual meeting of stockholders at the Bank’s headquarters on May 2, 2018. It was the 128th annual meeting for MutualBank.

The company acted on four items of business during the annual meeting. The first order of business was to elect Michelle Altobella, Mark Barkley, Pat Botts, and Richard Lashley as directors for a term of three years; and to elect James Bernard and William Hughes as directors for a term of two years; and to elect Brian Hewitt and James Rosema as directors for a one-year term. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement, the third item of business was to approve an advisory (non-binding) vote on whether stockholders should vote on compensation every one, two, or three years; and the fourth order of business was to ratify the appointment of BKD, LLP as the company’s independent registered public accountant for the fiscal year ending December 31, 2018.

CEO Heeter commented, “2017 was an excellent year of continued positive operating momentum. We are making outstanding progress on our strategic plan. We are continuing to work hard at building franchise value.”

The following directors were elected:

Michelle R. Altobella. Ms. Altobella is an attorney and currently the chief privacy officer for Indiana University Health, Inc. and the Vice President and general counsel of Indiana University Health East Region. Ms. Altobella is a specialist in healthcare law and corporate governance. Her expertise in corporate governance and her participation in our local business community over two decades will enhance the boards knowledge of corporate governance issues and involvement with the community.

Mark L. Barkley. Mr. Barkley is the former chairman and CEO of Universal Bancorp and BloomBank, a position he held from 1997 until its merger with the Company in February 2018. Mr. Barkley’s over 20-year background in bank operations and knowledge of our expanded market after the Universal acquisition are important to the board and will assist the board in carrying out their functions of overseeing and understanding many aspects of the Bank’s business.

James M. Bernard. Mr. Bernard is a seasoned investment professional and holds the CFA designation. He is the senior vice president and fixed income portfolio manager for Ancora Advisors LLC. Mr. Bernard has also worked in a financial institution as an investment manager. Mr. Bernard’s vast experience understanding financial market conditions and the challenges they may pose will help the board in addressing business issues.

Patrick C. Botts. Mr. Botts has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003. During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986. Mr. Botts’ many years of service in all areas of the Bank’s operations and his duties as President of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces, and he is well suited to educating the Board on these matters.

Brian Hewitt. Mr. Hewitt is a former director of Universal Bancorp and BloomBank, a position he held from 2013 until its merger with the Company in February 2018. Mr. Hewitt is currently a practicing attorney with the firm of Hewitt Law and Mediation LLC. Mr. Hewitt represents businesses and individuals in the areas of estate and trust planning and litigation as well as mediation, real estate, business and commercial law. His legal background will serve the Board as a resource for matters of real estate, contract lase and business transactions.

William V. Hughes. Mr. Hughes has served as a partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977. That law firm serves as general counsel to the Bank. Mr. Hughes brings extensive legal knowledge to the Board, particularly with respect to Indiana real property law, commercial transactions, trusts and estates and business litigation. His legal background also serves the Board as a resource for matters of corporate governance and director responsibility. Mr. Hughes chairs the Wealth Management Committee.

Richard J. Lashley. In 1996 Mr. Lashley became a co-founder and co-owner of PL Capital LLC, an investment management firm which specializes in the banking industry. In addition, Mr. Lashley has served on multiple bank and thrift boards. Mr. Lashley currently also serves as a director of Banc of California. From June 2015 to February 2016, Mr. Lashley served as a director of Metro Bancorp, Inc. in Harrisburg, PA. From 2009 – 2013, Mr. Lashley served as a director of State Bancorp, Inc., in Jericho, New York. From 2011 - 2015, Mr. Lashley served as a director of BCSB Bancorp, Inc., in Baltimore, Maryland, and from 2008 – 2011, Mr. Lashley served as a director of Community FSB Holding Co., in Woodhaven, NY. He worked for KPMG Peat Marwick, LLP from 1984 – 1996 where he provided professional accounting and financial advisory services to bank and thrift clients nationwide. He is licensed as a CPA in New Jersey (status inactive). Mr. Lashley serves on the Compensation and the Audit Committee.

James D. Rosema. Mr. Rosema is the founder and was the President of Rosema Corporation, an interior finishing company located in Muncie, Fort Wayne, and South Bend, Indiana, from 1972 until his retirement in 2012. This successful business has had approximately $35 million in revenue each year and currently has 220 employees. Mr. Rosema brings to the Board over 40 years of management and administrative skills, extensive experience in real estate development and construction, especially in the communities we serve. He also has experience in sales, personnel management and human resource matters from his outside business experience.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.